Exhibit 99.1

U.S. Physical Therapy Reports Second Quarter and Six Months 2017 Results

Company Declares $0.20 Per Share Quarterly Dividend

HOUSTON--(BUSINESS WIRE)--August 3, 2017--U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the second quarter and six months ended June 30, 2017.

For the quarter ended June 30, 2017, USPH’s net income attributable to common shareholders prior to interest expense – mandatorily redeemable non-controlling interests – change in redemption value and costs related to restatement of financials, both net of tax (“operating results”), a non-generally accepted accounting principles (“non-GAAP”) measure, was $7.4 million as compared to $7.2 million in the comparable 2016 period. Diluted earnings per share from operating results was $0.59 in the 2017 period, a record quarter, as compared to $0.57 in the 2016 period. For the six months ended June 30, 2017, operating results was $14.0 million as compared to $13.0 million in the comparable 2016 period. Diluted earnings per share from operating results was $1.11 in the 2017 six month period as compared to $1.04 in the 2016 six month period.

For the quarter ended June 30, 2017, USPH’s net income attributable to its shareholders, in accordance with generally accepted accounting principles (“GAAP”), was $4.9 million, or $0.39 per diluted share, as compared to $6.0 million, or $0.48 per diluted share, for the 2016 period. For the six months ended June 30, 2017, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $9.8 million, or $0.78 per diluted share, as compared to $10.5 million, or $0.84 per diluted share, for the 2016 six month period. See schedule on page 11 for a reconciliation of net income attributable to USPH shareholders to operating results.

Second Quarter 2017 Compared to Second Quarter 2016

  Net revenues increased $13.9 million or 15.3% from $90.4 million in the second quarter of 2016 to $104.3 million in the second quarter of 2017, primarily due to a 10.0% increase in net patient revenues from the physical therapy operations and a full quarter of revenues from the workforce performance solutions business acquired in March 2017.
  Net patient revenues from physical therapy operations increased approximately $9.3 million to $97.7 million in the 2017 period from $88.4 million in the 2016 period due to an increase in total patient visits of 10.0% from 840,000 to 923,700 plus an increase in average net patient revenue per visit to $105.73 from $105.27. Of the $9.3 million increase, $7.7 million related to clinics opened or acquired in the past 12 months. For the 2017 and the 2016 periods, revenues from management contracts was $1.6 million for each period. The revenues from the recently acquired workforce performance solutions business was $4.4 million for the second quarter 2017. Other revenue was $0.6 million for the 2017 period and $0.4 million for the 2016 period.
  Total clinic operating costs were $79.7 million, or 76.5% of net revenues, in the second quarter of 2017 as compared to $67.4 million, or 74.5% of net revenues, in the 2016 period. The increase was attributable to $6.7 million in operating costs related to new clinics opened or acquired in the past 12 months, $3.7 million related to the addition of the workforce performance solutions business and $1.9 million related to clinics opened or acquired prior to July 1, 2016. Total clinic salaries and related costs, including those from new clinics, were 56.4% of net revenues in the recent quarter 2017 versus 54.0% for the 2016 comparable period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 19.2% for recent quarter versus 19.4% for the 2016 period. The provision for doubtful accounts as a percentage of net revenues was 0.9% for the second quarter of 2017 as compared to 1.1% in the 2016 period.
  The gross margin for the second quarter of 2017 was $24.5 million, or 23.5% of revenue, as compared to $23.0 million, or 25.5% of revenue, for the 2016 quarter. The gross margin for the Company’s physical therapy clinics was 24.2% in the recent quarter as compared to 25.6% a year earlier. The gross margin on management contracts was 7.4% in the second quarter of 2017 as compared to 22.5% in the comparable period of 2016. The gross margin for the recently acquired workforce performance solutions business was 15.0%.
  Corporate office costs were $8.9 million in the second quarter of 2017 compared to $8.0 million in the 2016 second quarter. Corporate office costs were 8.5% of net revenues for the 2017 quarter compared to 8.9% of net revenues for the 2016 period.
  Operating income for the recent quarter increased 4.3% to $15.7 million as compared to $15.0 million in the second quarter 2016.
  Interest expense – mandatorily redeemable non-controlling interest – change in redemption value increased to $3.9 million in the second quarter 2017 from $1.9 million in the 2016 second quarter. The change in redemption value for acquired partnerships is based on the redemption amount (which is derived from a formula based on a specified multiple times the underlying business’ trailing twelve months of earnings before interest, taxes, depreciation, amortization and our internal management fee) at the end of the reporting period compared to the end of the previous period. This change is directly related to an increase in the profitability and underlying value of the Company’s partnerships.
  Interest expense – mandatorily redeemable non-controlling interest – earnings allocable, which represent the portion of earnings allocable to the holders of mandatorily redeemable non-controlling interest, increased to $1.8 million in the 2017 second quarter from $1.3 million in the 2016 period.
  Interest expense – debt and other was $0.5 million in the second quarter 2017 and $0.3 million in the 2016 period.
  The provision for income taxes for the 2017 second quarter was $3.1 million and for the 2016 second quarter was $3.8 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 38.4% in the 2017 second quarter and 38.7% in the 2016 second quarter. Included in both the second quarter of 2017 and the second quarter of 2016 was an excess tax benefit of $0.1 million related to accounting for stock compensation.
  Net income attributable to non-controlling interests was $1.4 million in the 2017 second quarter as compared to $1.7 million in the 2016 second quarter.
  Operating results, a non-GAAP measure, attributable to common shareholders for the three months ended June 30, 2017 rose 3.4% to $7.4 million as compared to $7.2 million for the 2016 period. Diluted earnings per share from operating results were $0.59 for the 2017 period and $0.57 for the 2016 period. For the quarter ended June 30, 2017, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $4.9 million, or $0.39 per diluted share, as compared to $6.0 million, or $0.48 per diluted share, for the 2016 period. See schedule on page 11 for a reconciliation of net income attributable to USPH shareholders to operating results.
  Same store revenues increased 3.5%. Visits increased 2.6% for de novo and acquired clinics open for one year or more and the same store net rate increased by approximately 1%.

First Six Months 2017 Compared to First Six Months 2016

  Net revenues increased 13.8% from $177.3 million in the first six months of 2016 to $201.8 million in the first six months of 2017, primarily due to an increase in total patient visits of 10.1% from 1,648,300 to 1,815,300, higher revenues from management contracts due to an increase in the number of facilities managed by the Company and revenues from the workforce performance solutions business acquired in March 2017.
  Net patient revenues from physical therapy operations increased approximately $17.8 million to $191.3 million in the 2017 period from $173.5 million in the 2016 period due to an increase in total patient visits of 10.1% from 1,648,300 to 1,815,254 and an increase in average net patient revenue per visit to $105.39 from $105.25. Of the $17.8 million increase, $14.5 million related to clinics opened or acquired in the past 12 months. For the first six months of 2017, revenues from management contracts were $3.5 million as compared to $2.9 million for the 2016 first six months. The revenues from the recently acquired workforce performance solutions business were $5.9 million for the four months of operations in 2017. Other revenue was $1.1 million for the first six months of 2017 and $0.9 million for the first six months of 2016.
  Total clinic operating costs were $156.5 million, or 77.6% of net revenues, in the first six months of 2017 as compared to $133.8 million, or 75.4% of net revenues, in the 2016 first six months. The increase was primarily attributable to $12.8 million in operating costs related to new clinics opened or acquired in the past 12 months, an additional $2.7 million related to a full six months of activity in 2017 for clinics opened or acquired in the first six months of 2016 and $5.0 million related to the addition of the workforce performance solutions business. Total clinic salaries and related costs, including those from new clinics, were 56.8% of net revenues in the first six months of 2017 versus 54.5% for the 2016 first six months. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 19.9% for the first six months of 2017 versus 19.8% for the 2016 comparable period. The provision for doubtful accounts as a percentage of net revenues was 0.9% for the first six months of 2017 as compared to 1.2% in the 2016 first six months.
  The gross margin for the first six months of 2017 was $45.3 million, or 22.4% of revenue, as compared to $43.6 million, or 24.6% of revenue, for the 2016 first six months. The gross margin for the Company’s physical therapy clinics was 22.9% in the first six months of 2017 as compared to 24.6% a year earlier. The gross margin on management contracts was 11.3% in the first half of 2017 as compared to 21.2% in the comparable period of 2016. The gross margin for the recently acquired workforce performance solutions business was 14.8%.
  Corporate office costs were $17.4 million in the first six months of 2017 compared to $17.0 million in the 2016 first six months. Corporate office costs were 8.6% of net revenues for the 2017 first six months compared to 9.6% of net revenues for the 2016 first six months.
  Operating income for the 2017 first six months rose 5.1% to $27.9 million as compared to $26.5 million in the 2016 first six months.
  Interest expense – mandatorily redeemable non-controlling interest – change in redemption value increased to $6.6 million in the first six months of 2017 from $4.1 million in the 2016 first six months. The change in redemption value for acquired partnerships is based on the redemption amount (which is derived from a formula based on a specified multiple times the underlying business’ trailing twelve months of earnings before interest, taxes, depreciation, amortization and our internal management fee) at the end of the reporting period compared to the end of the previous period. This change is directly related to an increase in the profitability and underlying value of the Company’s partnerships.
  Interest expense – mandatorily redeemable non-controlling interest – earnings allocable, which represent the portion of earnings allocable to the holders of mandatorily redeemable non-controlling interest, increased to $3.1 million in the 2017 first six months from $2.2 million in the 2016 first six months.
  Interest expense – debt and other was $0.9 million in the first six months of 2017 and $0.6 million in the 2016 first six months.
  The provision for income taxes for the 2017 first six months was $4.9 million and for the 2016 first six months was $6.0 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 33.4% in the 2017 first six months and 36.3% in the 2016 comparable period. Included in the first six months of 2017 was an excess tax benefit of $0.9 million related to accounting for stock compensation as compared to $0.6 million in the first six months of 2016.
  Net income attributable to non-controlling interests was $2.7 million in the 2017 first six months as compared to $3.1 million in the year earlier period.
  Operating results, a non-GAAP measure, attributable to common shareholders for the first six months of 2017 rose 7.3% to $14.0 million as compared to $13.0 million for the 2016 period. Diluted earnings per share from operating results were $1.11 for the 2017 first six months and $1.04 for the 2016 first six months. For the first six months ended June 30, 2017, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $9.8 million, or $0.78 per diluted share, as compared to $10.5 million, or $0.84 per diluted share, for the earlier period. See schedule on page 11 for a reconciliation of net income attributable to USPH shareholders to operating results.
  Same store revenues for de novo and acquired clinics open for one year or more increased 2.8%. Same store visits increased 2.4% and the net rate increased slightly.

Other Financial Measures

For the second quarter of 2017 the Company's Adjusted EBITDA grew by 3.7% to $15.9 million from $15.4 million in the 2016 period. For the first six months of 2017, the Company's Adjusted EBITDA grew by 5.2% to $29.3 million from $27.8 million in the 2016 period. See definition and explanation of Adjusted EBITDA on page 11 and schedule on page 12.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “The second quarter of 2017 was a record quarter for operating results. Highlights for the period include strengthening visit volume coupled with excellent results from our recently acquired workforce performance solutions business along with our recent physical therapy acquisitions. Our net rate per visit rose modestly and other elements of the business remain strong. Development in general, both internal and through acquisition, has been very good. The results of our facility-level cost control initiative, which started in the second quarter, should be demonstrated as we go forward. Cost control is one of our principal areas of focus right now as we recognize that this is an area where we have continued work to do.”

U.S. Physical Therapy Declares Quarterly Dividend

The third quarterly dividend of 2017 for $0.20 per share will be paid on September 8, 2017 to shareholders of record as of August 21, 2017.

Second Quarter 2017 Conference Call

U.S. Physical Therapy's Management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, August 3, 2017 to discuss the Company's Quarter and Six Months Ended June 30, 2017 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 59439916 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until November 3, 2017.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  cost, risks and uncertainties associated with the Company’s recent restatement of its prior financial statements due to the correction of its accounting methodology for redeemable non-controlling partnership interests, and including any pending and future claims or proceedings relating to such matters;
  changes as the result of government enacted national healthcare reform;
  changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
  business and regulatory conditions including federal and state regulations;
  governmental and other third party payor inspections, reviews, investigations and audits;
  compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
  legal actions; which could subject us to increased operating costs and uninsured liabilities;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  revenue and earnings expectations;
  general economic conditions;
  availability and cost of qualified physical therapists;
  personnel productivity and retaining key personnel;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
  maintaining adequate internal controls;
  maintaining necessary insurance coverage;
  our ability to design and maintain effective internal control over financial reporting and remediate the material weakness in internal control over financial reporting related to our accounting for redeemable non-controlling partnership interests;
  availability, terms, and use of capital; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer applicable.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 567 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 27 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
		(as restated)		(as restated)
Net patient revenues	$97,657	$88,433	$191,311	$173,482
Other revenues	6,594	1,997	10,505	3,856
Net revenues	104,251	90,430	201,816	177,338
Clinic operating costs:
Salaries and related costs	58,779	48,837	114,606	96,641
Rent, clinic supplies, contract labor and other	20,033	17,546	40,120	35,053
Provision for doubtful accounts	888	956	1,786	2,045
Closure costs	17	32	23	45
Total clinic operating costs	79,717	67,371	156,535	133,784

Gross margin	24,534	23,059	45,281	43,554

Corporate office costs	8,856	8,026	17,403	17,030
Operating income	15,678	15,033	27,878	26,524

Interest and other income, net	23	21	47	41
Interest expense:
Mandatorily redeemable non-controlling interests - change in redemption value	(3,923)	(1,931)	(6,592)	(4,122)
Mandatorily redeemable non-controlling interests - earnings allocable	(1,787)	(1,330)	(3,081)	(2,217)
Debt and other	(516)	(320)	(931)	(628)
Total interest expense	(6,226)	(3,581)	(10,604)	(6,967)

Income before taxes	9,475	11,473	17,321	19,598

Provision for income taxes	3,085	3,802	4,897	5,974

Net income	6,390	7,671	12,424	13,624

Less: net income attributable to non-controlling interests	(1,449)	(1,659)	(2,667)	(3,124)

Net income attributable to USPH shareholders	$4,941	$6,012	$9,757	$10,500

Basic and diluted earnings per share attributable to USPH shareholders	$0.39	$0.48	$0.78	$0.84

Shares used in computation - basic	12,579	12,511	12,553	12,480

Shares used in computation - diluted	12,579	12,511	12,553	12,480

Dividends declared per common share	$0.20	$0.17	$0.40	$0.34

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30, 2017	December 31, 2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$20,242	$20,047
Patient accounts receivable, less allowance for doubtful accounts of $1,859 and $1,792, respectively	46,770	38,840
Accounts receivable - other	5,662	2,649
Other current assets	6,932	4,428
Total current assets	79,606	65,964
Fixed assets:
Furniture and equipment	50,644	48,426
Leasehold improvements	27,729	26,765
Fixed assets, gross	78,373	75,191
Less accumulated depreciation and amortization	58,200	56,018
Fixed assets, net	20,173	19,173
Goodwill	267,957	226,806
Other identifiable intangible assets, net	48,321	38,060
Other assets	1,268	1,228
Total assets	$417,325	$351,231

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable - trade	$1,613	$1,634
Accrued expenses	31,235	21,756
Current portion of notes payable	2,345	1,227
Total current liabilities	35,193	24,617
Notes payable, net of current portion	4,351	4,596
Revolving line of credit	69,000	46,000
Mandatorily redeemable non-controlling interests	83,643	69,190
Deferred taxes	15,443	15,736
Deferred rent	1,789	1,575
Other long-term liabilities	-	829
Total liabilities	209,419	162,543

Redeemable non-controlling interests	11,940	-

Commitments and contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,792,744 and 14,732,699 shares issued, respectively	147	147
Additional paid-in capital	71,197	68,687
Retained earnings	155,068	150,342
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	194,784	187,548
Non-controlling interests	1,182	1,140
Total USPH shareholders' equity and non-controlling interests	195,966	188,688
Total liabilities, redeemable non-controlling interests, USPH shareholders' equity and non-controlling interests	$417,325	$351,231

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six Months Ended
	June 30, 2017	June 30, 2016
OPERATING ACTIVITIES		(as restated)
Net income including non-controlling interests	$12,424	$13,624
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	4,789	4,158
Provision for doubtful accounts	1,786	2,045
Loss on sale of fixed assets	65	-
Excess tax benefit from equity-based awards	2,345	2,484
Deferred income tax	(985)	2,503
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(4,006)	(2,449)
(Increase) decrease in accounts receivable - other	(3,406)	53
Increase in other assets	(2,342)	(2,443)
Increase in accounts payable and accrued expenses	5,043	6,603
Increase in mandatorily redeemable non-controlling interests	6,401	4,028
Increase in other liabilities	77	447
Net cash provided by operating activities	22,191	31,053

INVESTING ACTIVITIES
Purchase of fixed assets	(3,245)	(3,453)
Purchase of businesses, net of cash acquired	(33,665)	(12,958)
Acquisitions of non-controlling interests	-	(250)
Proceeds on sale of fixed assets, net	62	42
Net cash used in investing activities	(36,848)	(16,619)

FINANCING ACTIVITIES
Distributions to non-controlling interests	(2,665)	(2,893)
Cash dividends paid to shareholders	(2,516)	(4,254)
Proceeds from revolving line of credit	49,000	93,000
Payments on revolving line of credit	(26,000)	(94,500)
Payments to settle mandatorily redeemable non-controlling interests	(2,230)	(1,136)
Principal payments on notes payable	(777)	(533)
Tax benefit from equity-based awards	-	556
Other	40	1
Net cash used in financing activities	14,852	(9,759)

Net increase in cash and cash equivalents	195	4,675
Cash and cash equivalents - beginning of period	20,047	15,778
Cash and cash equivalents - end of period	$20,242	$20,453

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$7,516	$5,513
Interest	$104	$512
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$1,650	$500
Acquisition of non-controlling interest - seller financing portion	$-	$388
Payment to settle redeemable non-controlling interest - financing portion	$-	$126
Sale of non-controlling interests	$-	$(148)

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

The following tables reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to operating results and Adjusted EBITDA. Management believes providing operating results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating results is defined as USPH’s net income attributable to common shareholders prior to interest expense – mandatorily redeemable non-controlling interests – change in redemption value and costs related to the restatement of financial statements, both net of tax. Management uses operating results, which eliminates this current non-cash item that can be subject to volatility and unusual costs, as one of the principal measures to evaluate and monitor financial performance period over period. Management believes that operating results is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have mandatorily redeemable instruments and therefore have different liability and equity structures.

Adjusted EBITDA is defined as earnings before interest income, interest expense – mandatorily redeemable non-controlling interests – change in redemption value, interest expense – debt and other, taxes, depreciation, amortization and equity-based awards compensation expense. Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Operating results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
		(as restated)		(as restated)
Net income attributable to USPH shareholders	$4,941	$6,012	$9,757	$10,500

Adjustments:
Interest expense MRNCI * - change in redemption value	3,923	1,931	6,592	4,122
Costs related to restatement of financials - legal and accounting	177	-	312	-
Tax effect at statutory rate (federal and state) of 39.25%	(1,609)	(758)	(2,710)	(1,618)
Operating results	$7,432	$7,185	$13,951	$13,004

Basic and diluted net income attributable to USPH shareholders per share	$0.39	$0.48	$0.78	$0.84

Basic and diluted operating results per share	$0.59	$0.57	$1.11	$1.04

Shares used in computation:
Basic and diluted	12,579	12,511	12,553	12,480

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
		(as restated)		(as restated)
Net income attributable to USPH shareholders	$4,941	$6,012	$9,757	$10,500

Adjustments:
Depreciation and amortization	2,433	2,067	4,789	4,158
Interest income	(23)	(21)	(47)	(41)
Interest expense MRNCI * - change in redemption value	3,923	1,931	6,592	4,122
Interest expense - debt and other	516	320	931	628
Provision for income taxes	3,085	3,802	4,897	5,974
Equity-based awards compensation expense	1,065	1,263	2,345	2,484

Adjusted EBITDA	$15,940	$15,374	$29,264	$27,825

* Mandatorily redeemable non-controlling interest

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES RECAP OF CLINIC COUNT

March 31, 2016	512
June 30, 2016	516
September 30, 2016	524
December 31, 2016	540

March 31, 2017	558
June 30, 2017	566

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
Three Part Advisors
Joe Noyons, (817) 778-8424